Exhibit 99.1

Contact: Craig J. Smith,
         Chief Financial Officer and Secretary
         (480) 967-5800

                       VITRIX ACQUIRES TIME AMERICA, INC.
               - VITRIX SHAREHOLDERS APPROVE REVERSE STOCK SPLIT -

Tempe, ARIZ. (April 2, 2001) -- VITRIX, Inc. (OTC: VTTX) today announced that it has finalized its acquisition of Time America, Inc. ("Time America"), a private Arizona-based Time and Attendance software development company. In connection with the acquisition, VITRIX shareholders approved a proposal effecting a 1-for-10 reverse stock split. In consideration for such acquisition, the Company issued an aggregate of 3,147,914 shares of common stock (on a post reverse stock split basis).

"Finalizing the acquisition with Time America is consistent with our strategy of looking for means to strengthen our existing Time and Attendance portfolio. With complementary products and little overlap, Time America will add additional product opportunities as well as increase our presence within the dealer channel," said Thomas S. Bednarik, president and CEO of VITRIX, Inc.

The acquisition agreement with Time America, previously announced on February 7, expands VITRIX's existing Time and Attendance products and combines the technological expertise of both companies, creating a more complete Time and Attendance product line.

As part of the acquisition transaction, Robert Zimmerman, esquire, a partner with the firm Mallery and Zimmerman, has joined the Company's Board of Directors and Michael A. Wolf, Hamid Shojaee, William Swartz and Bahan Sadegh have resigned from the Board.